Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Gateway Financial Holdings, Inc.
We consent to the incorporation by reference in the registration statements (Nos. 333-98027, 333-98025, 333-98021, and 333-127978) on Forms S-8 and the registration statement (No. 333-126709) on Form S-3 of Gateway Financial Holdings, Inc. of our reports dated March 10, 2008, with respect to the consolidated financial statements of Gateway Financial Holdings, Inc. and Subsidiary, and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2007 annual report on Form 10-K of Gateway Financial Holdings, Inc.
Greenville, North Carolina
March 10, 2008